Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 2, 2013 (except for the last paragraph in Note 2, as to which the date is November 13, 2013) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-191437) and related Prospectus of Relypsa, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

November 14, 2013